EXHIBIT 15

Bank of America, N.A. as Trustee
  for the Hugoton Royalty Trust:

Re: Registration Statement No.333-81849

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated October 31, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Dallas, Texas
November 1, 2006